Exhibit 99.1

DIGIMARC APPOINTS ENTERPRISE SOFTWARE VETERAN PAUL CARREIRO AS CHIEF EXECUTIVE OFFICER TO LEAD NEXT PHASE OF GLOBAL GROWTH

Planned leadership transition leverages Carreiro’s 25+ years of scaling global software companies; Riley McCormack to remain a member of Digimarc’s Board of Directors

BEAVERTON, Ore. – June 8, 2026 – Digimarc Corporation (NASDAQ: DMRC), the company building the trust layer for the modern world, today announced the appointment of Paul Carreiro as Chief Executive Officer, effective July 6, 2026. Riley McCormack will remain a member of the Company’s Board of Directors, supporting Carreiro and the Company in this next phase of growth.

Carreiro brings more than twenty-five years of experience scaling global enterprise software platforms and commercializing advanced technologies worldwide. He joins Digimarc from Elemica, where over the past two years as CEO he propelled the company into the elite “Rule of 50” category and accelerated its path to achieving more than $100 million in revenue in 2026. Previously, as President of Global Field Operations at Kinaxis, he drove revenue growth from $90 million to over $450 million in six years. Earlier, he served as Managing Director and President, EMEA at Infor Global Solutions, and as Executive Vice President & General Manager of SAP Industries North America.

“I couldn’t be more excited to welcome Paul to Digimarc. He brings a powerful combination of technical fluency, platform and ecosystem thinking, and global commercial leadership, along with a proven track record of scale-up success,” said McCormack. “I also want to thank my Digimarc teammates. It has been a privilege to serve as your CEO. Digimarc is exceptionally well positioned for what lies ahead, and Paul is the right leader to drive our strategy and execution from here. I look forward to supporting him and the entire Digimarc team from the Board.”

Carreiro’s appointment comes as Digimarc is positioned to capture a significant market opportunity that is expanding with the rapid advancement of AI. As enterprises accelerate adoption of AI-driven and autonomous workflows, both humans and intelligent systems require scalable ways to verify what’s real, protect what matters, and move forward with confidence. Digimarc’s core capabilities in authentication, provenance, and verification deliver trust in every interaction, spanning both the physical and digital worlds.

“What attracted me to Digimarc is straightforward: the company sits at the intersection of markets where trust and authenticity are becoming not just important, but mission critical,” said Carreiro. “We are living through an inversion of trust as artificial intelligence accelerates the creation and manipulation of physical goods and digital content at a scale we have never seen. The ability to verify what is real, authentic, and original is fast becoming foundational infrastructure, and Digimarc is uniquely positioned to solve that challenge. Riley and the team have built something genuinely differentiated: unmatched technology, meaningful customer relationships, and exposure to markets with significant growth ahead. I am excited to build on that foundation and look forward to getting to work.”

“When the Board asked Riley to step into the CEO role, the Company needed a leader who could sharpen strategic focus, strengthen operational discipline, increase organizational agility, and position Digimarc for its next phase of sustainable, scalable growth. Riley successfully led that transformation, building a stronger, more focused company with a differentiated position in important and growing markets,” said Katie Kool, Chair, Digimarc Board of Directors. “With a stronger foundation, greater focus, and a clearer understanding of where Digimarc can win, we are excited to welcome Paul as CEO to lead Digimarc into its next phase of growth and market leadership. His track record of scaling enterprise software businesses, building high-performing organizations, and driving commercial growth positions him to accelerate our strategy and expand our impact. The Board is fully aligned in our support of Paul as he leads the Company forward, and we are confident in his ability to drive sustained growth and create significant long-term value for all Digimarc stakeholders.”

Digimarc also announced that it has entered into an equity offering program to provide further flexibility to accelerate commercialization, expand market adoption, and support the Company’s next phase of innovation investment and scaled execution, while maintaining a disciplined approach to capital allocation. Details regarding the program are available in the Form 8-K filed today.

Digimarc company contact:

Charles Beck

Chief Financial Officer

Charles.Beck@digimarc.com

+1 503-469-4721

About Digimarc

Digimarc (NASDAQ: DMRC) is building the trust layer for the modern world. As AI accelerates how we produce, share, and interact with the world, the risks of fraud, counterfeiting, and misinformation are growing exponentially. Our innovative, highly scalable, and ultra-secure solutions make it possible for consumers, businesses, and intelligent systems to instantly verify what’s real, protect what matters, and transact with confidence. Digimarc’s solutions for loss prevention, authentication, and digital are built to counter the speed and sophistication of today’s AI-enabled threats. Trusted by the world’s central banks to deter the counterfeiting of global currency, we exist to protect truth in every interaction, spanning both the physical and digital worlds. Learn more at Digimarc.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include, among others, statements about the Company’s strategic direction, market opportunities, financing activities, use of proceeds under the ATM Program, and leadership transition. These statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from those implied. Digimarc cautions investors not to place undue reliance on forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to update any forward-looking statement.